Exhibit 99.1

Company Investor/Media Contact:
dj Orthopedics, Inc.
Mark Francois, Director of Investor Relations
(760) 734-4766
mark.francois@djortho.com

FOR IMMEDIATE RELEASE

DJ ORTHOPEDICS ANNOUNCES FINANCIAL RESULTS FOR THIRD QUARTER 2004

SAN DIEGO, CA October 26, 2004 – dj Orthopedics, Inc., (NYSE: DJO), a global medical device company specializing in rehabilitation and regeneration products for the non-operative orthopedic and spine markets, today announced financial results for the third quarter and nine months ended September 25, 2004.

Third Quarter Results

Net revenues for the third quarter of 2004 totaled $62.5 million, increasing 27.9 percent compared with net revenues of $48.9 million reported in the third quarter of 2003, and 1.9 percent compared to pro forma net revenues, including the Company’s Regentek™ division, acquired in November 2003, of $61.3 million for the third quarter of 2003.

Excluding the impact of $2.1 million in restructuring charges related primarily to integration activities of the Regentek division, net income for the third quarter of 2004 was $5.9 million, or $0.26 per share, increasing 62.5 percent compared with net income of $3.6 million, or $0.19 per share, reported in the third quarter of 2003, and increasing 18.5 percent compared to pro forma net income of $5.0 million, or $0.26 per share, for the third quarter of 2003.  Reported net income for the three months ended September 25, 2004, after the impact of the restructuring charges was $4.7 million, or $0.20 per share.  The weighted average number of shares used to calculate net income per share in the current quarter was 23.1 million shares, compared to 18.9 million shares in the prior year period.  The share increase is related to the impact of 3.16 million common shares sold by the Company in a stock offering in February 2004, the net proceeds of which were utilized for the redemption of the Company’s Senior Subordinated Notes in June, 2004, and an increase in the dilutive net effect of employee stock options.

Nine Month Results

For the first nine months of 2004, net revenues totaled $187.9 million, increasing 31.1 percent compared with net revenues of $143.3 million reported in the first nine months of 2003, and 5.7 percent compared to pro forma net revenues, including Regentek, of $177.7 million for the first nine months of 2003. The nine month period of 2004

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included 188 shipping days while the comparable 2003 period included 189 days.  On the basis of average daily sales, net revenues per day in the first nine months of 2004 increased 6.3 percent compared to pro forma net revenues per day for the first nine months of 2003.

As previously announced, dj Orthopedics redeemed $75 million of Senior Subordinated Notes on June 15, 2004.  In connection with the redemption, the Company recorded a one-time charge in the second quarter of 2004 of approximately $7.8 million, or $4.7 million net of tax, to write-off a redemption premium and unamortized debt issuance costs and discounts. Excluding charges related to the redemption and the restructuring charges recorded in the current quarter, net income for the first nine months of 2004 was $14.6 million, or $0.66 per share, increasing 83.0 percent compared to $8.0 million, or $0.43 per share reported in the corresponding period of 2003, and increasing 33.6 percent compared to pro forma net income of $10.9 million, or $0.59 per share, reported in the first nine months of 2003.  Reported net income for the nine months ended September 25, 2004, after all charges, was $8.7 million, or $0.39 per share.

dj Orthopedics announced its Regentek integration strategy on July 27, 2004, with the intention of driving stronger sales growth and profitability for the Regentek segment beginning in 2005.  The integration is comprised of the integration of the Regentek OL1000TM sales force into the Company’s DonJoy® sales channel, as well as the relocation of the Regentek business operations from Tempe, Arizona to dj Orthopedics’ headquarters in Vista, California.

“We continue to make good progress with the integration of Regentek’s OL1000 sales force and operational functions, and continue to believe that integrating the Regentek and DonJoy sales functions is the right strategy for the Company and will strengthen our competitive position in 2005,” said Les Cross, president and chief executive officer of dj Orthopedics.  “Regentek OL1000 sales training within our DonJoy channel is substantially complete and our recruiting for product specialists has also been progressing well.  By the end of 2004, we expect to complete the recruiting process and have our full sales force in place.  On the operations side, we are on target to have most of Regentek’s operations relocated to our headquarters in Vista, California by the end of the year.  Many of the administrative functions supporting the Regentek division have already been relocated. This component of the integration should save approximately $3 million in annual pre-tax operating expenses, beginning in 2005.”

“While revenue growth in the third quarter was lower than in recent quarters, we executed well in a number of areas, generating positive financial results for the Company.  Though sales in our DonJoy segment were negatively impacted by California workers compensation reforms, sales of our flagship rigid knee braces were strong, driven by our emphasis on team sports and successful new products.  Our international business grew nearly 19 percent in the quarter due to our continued focus on expanding our direct selling strategy in key international markets and the launch of new products.  Our ProCare business segment also reported good growth driven by strong sales into national contracts.  On the other hand, as we discussed in our quarterly update on September 28, 2004, sales within our

Regentek division were impacted from the expected short-term disruptions created by the integration, as well as lower than expected sales of our SpinaLogic® product.  Despite lower Regentek sales in the quarter, profitability from that division remained strong, with an EBITDA margin of 34 percent in the third quarter, before charges related to the integration.  With respect to SpinaLogic, we are working closely with our selling partner, DePuy Spine, to optimize our selling strategy in this segment.  Overall, we believe we have the best electrical bone growth stimulation technology in the industry and are well positioned to improve our growth rates and increase our share in this important market.  With much of our business performing well, we generated strong free cash flow of over $14 million during the quarter.  We are looking forward to a productive fourth quarter with completion of the Regentek integration as our top priority.  The fourth quarter contains 65 operating days and is typically our seasonally strongest quarter.  We expect fourth quarter revenue to be between $65 million and $67 million.”

Third Quarter Business Highlights

The Company announced the following highlights during the quarter:

•                  dj Orthopedics launched its first rigid back brace for the spine market.

•                  The Company appointed W. Thomas Mitchell to its Board of Directors.

•                  dj Orthopedics signed a three-year cold therapy contract with HealthTrust Purchasing Group, effective September 2004.

•                  The Company’s Board of Directors authorized a $20 million stock repurchase program.  The Company said that it has repurchased approximately 685,000 shares to date.

•                  dj Orthopedics completed its new 200,000 square foot leased manufacturing facility in Tijuana, Mexico.  The plant expansion enables the Company to relocate additional manufacturing functions from Vista, California to Mexico and is expected to reduce the Company’s costs of goods sold by approximately $1 million beginning in 2005.

•                  The Company’s Mexico facility was named as one of IndustryWeek’s ten best manufacturing plants in North America.

•                  dj Orthopedics announced that it will host an investor day at the new manufacturing facility on November 30, 2004.

•                  The Company has expanded its international strategy with the acquisition of its largest distributor in Scandinavia.

Conference Call Information

dj Orthopedics has scheduled an investor conference call to discuss this announcement beginning at 1:00 PM, Eastern Time today, October 26, 2004.  Individuals interested in listening to the conference call may do so by dialing (706) 634-0177, using the reservation code 1497726.  A telephone replay will be available for 48 hours following the conclusion of the call by dialing (706) 645-9291 and using the above reservation code.  The live conference call also will be available via the Internet at www.djortho.com, and a recording of the call will be available on the Company’s website.

About dj Orthopedics, Inc.

dj Orthopedics is a global medical device company specializing in rehabilitation and regeneration products for the non-operative orthopedic and spine markets.  The Company’s broad range of over 600 rehabilitation products, including rigid knee braces, soft goods and pain management products, are used in the prevention of injury, in the treatment of chronic conditions and for recovery after surgery or injury.  The Company’s regeneration products consist of bone growth stimulation devices that are used to treat nonunion fractures and as an adjunct therapy after spinal fusion surgery.

The Company sells its products in the United States and in more than 35 other countries through networks of agents, distributors and its direct sales force that market its products to orthopedic and podiatric surgeons, spine surgeons, orthopedic and prosthetic centers, third-party distributors, hospitals, surgery centers, physical therapists, athletic trainers and other healthcare professionals.  For additional information on the Company, please visit www.djortho.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such statements relate to, among other things, the Company’s future growth and profitability, growth strategy, Regentek integration strategy and the Company’s anticipated financial results for 2004.  The words “believe,” “should,” “expect,” “intend,” “estimate” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement.  These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.  Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks relating to the successful implementation of our business and integration strategy relative to our Regentek division; the continued growth of the bone growth stimulation market; the successful move of manufacturing operations to our new Mexico facility; our ability to successfully develop, license or acquire, and timely introduce and market new products or product enhancements; our dependence on orthopedic professionals, agents and distributors for marketing our products; our transition to direct distribution of our products in select foreign countries; our international operations; the restrictions imposed by the terms of our indebtedness; resources needed and risks involved in complying with government regulations including Section 404 of the Sarbanes-Oxley Act; developing and protecting our intellectual property; and the effects of healthcare reform, managed care and buying groups on prices of our products.  Other risk factors are detailed in our Annual Report on Form 10-K for the 2003 calendar year, filed on March 12, 2004 with the Securities and Exchange Commission.

Tables to follow

dj Orthopedics, Inc.

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data and number of operating days)

	Three Months Ended			Nine Months Ended
	September 25, 2004	September 27, 2003	Pro Forma (1) September 27, 2003	September 25, 2004	September 27, 2003	Pro Forma (1) September 27, 2003

Net revenues	$62,471	$48,850	$61,303	$187,898	$143,324	$177,715
Costs of goods sold	23,033	20,648	22,726	69,345	63,163	68,898
Gross profit	39,438	28,202	38,577	118,553	80,161	108,817
Operating expenses:
Sales and marketing	19,092	14,039	18,959	58,056	39,108	54,009
General and administrative	7,114	4,236	5,390	20,662	16,271	19,761
Research and development	1,307	1,139	1,412	4,087	3,133	3,798
Amortization of acquired intangibles	1,152	—	1,152	3,577	—	3,656
Restructuring costs	2,085	(497)	(497)	2,085	(497)	(497)
Total operating expenses	30,750	18,917	26,416	88,467	58,015	80,727
Income from operations	8,688	9,285	12,161	30,086	22,146	28,090
Interest expense, net of interest income	(1,129)	(2,972)	(3,590)	(7,777)	(9,129)	(10,159)
Prepayment premium and other costs related to Senior Subordinated Notes redemption	—	—	—	(7,760)	—	—
Other income (expense)	221	(242)	(242)	(28)	305	305
Income before income taxes	7,780	6,071	8,329	14,521	13,322	18,236
Provision for income taxes	(3,112)	(2,429)	(3,332)	(5,806)	(5,332)	(7,294)
Net income	$4,668	$3,642	$4,997	$8,715	$7,990	$10,942

Net income per share:
Basic	$0.21	$0.20	$0.28	$0.41	$0.45	$0.61
Diluted	$0.20	$0.19	$0.26	$0.39	$0.43	$0.59
Weighted average shares outstanding used to calculate per share information:
Basic	21,962	17,945	17,945	21,108	17,916	17,916
Diluted	23,114	18,898	18,898	22,286	18,408	18,408

Number of operating days	63	63	63	188	189	189

(1)                On November 26, 2003, the Company acquired the operations of Regentek.  The results of Regentek’s operations are included in the consolidated results of operations for the entire three and nine months ended September 25, 2004; however, for comparative purposes the Company has included pro forma financial information for the three and nine months ended September 27, 2003 as if Regentek was acquired as of January 1, 2003.  The Company uses the pro forma information presented to evaluate and manage the Company’s operations.  The Company is providing this information to allow for additional financial analysis of the Company’s results of operations.

dj Orthopedics, Inc.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	September 25,	December 31,
	2004	2003
Assets
Current assets:
Cash and cash equivalents	$22,907	$19,146
Accounts receivable, net	46,090	43,876
Inventories, net	17,889	15,534
Deferred tax asset, current portion	11,284	11,283
Other current assets	4,492	6,342
Total current assets	102,662	96,181
Property, plant and equipment, net	15,751	15,556
Goodwill, intangible assets and other assets	156,271	161,258
Deferred tax asset	42,586	47,509
Total assets	$317,270	$320,504

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and other accrued liabilities	$32,931	$29,015
Long-term debt, current portion	5,000	5,000
Total current liabilities	37,931	34,015
Long-term debt, less current portion	92,500	169,156
Total stockholders’ equity	186,839	117,333
Total liabilities and stockholders’ equity	$317,270	$320,504

dj Orthopedics, Inc.

Unaudited Segment Information

(Dollar amounts in thousands)

	Three Months Ended			Revenues per Day		Nine Months Ended			Revenues per Day
			Pro Forma (1)		Pro Forma (1)			Pro Forma (1)		Pro Forma (1)
	Sept. 25, 2004	Sept. 27, 2003	Sept. 27, 2003	Sept. 25, 2004	Sept. 27, 2003	Sept. 25, 2004	Sept. 27, 2003	Sept. 27, 2003	Sept. 25, 2004	Sept. 27, 2003
Net revenues:
DonJoy	$24,407	$24,240	$24,240	$388	$385	$72,939	$70,286	$70,286	$388	$372
ProCare	12,939	12,382	12,382	206	196	36,812	35,308	35,308	196	187
Regentek (1)	11,547	—	12,453	183	198	36,458	—	34,391	194	182
OfficeCare	6,942	6,637	6,637	110	105	20,248	18,464	18,464	108	98
International	6,636	5,591	5,591	105	89	21,441	19,266	19,266	114	102
Consolidated net revenues	$62,471	$48,850	$61,303	$992	$973	$187,898	$143,324	$177,715	$1,000	$941

Gross profit:
DonJoy	$14,410	$13,864	$13,864			$42,805	$39,490	$39,490
ProCare	5,152	5,428	5,428			14,353	14,767	14,767
Regentek (1)	10,076	—	10,375			31,384	—	28,656
OfficeCare	5,703	5,345	5,345			16,510	14,322	14,322
International	4,097	3,565	3,565			13,501	11,582	11,582
Consolidated gross profit	$39,438	$28,202	$38,577			$118,553	$80,161	$108,817

Income from operations:
DonJoy	$5,737	$5,868	$5,868			$16,163	$16,201	$16,201
ProCare	2,979	2,873	2,873			7,321	7,652	7,652
Regentek (1)	718	—	2,876			5,695	—	5,944
OfficeCare	888	506	506			3,009	896	896
International	1,293	1,539	1,539			5,083	5,254	5,254
Income from reportable segments	11,615	10,786	13,662			37,271	30,003	35,947
Expenses not allocated to segments	(2,927)	(1,501)	(1,501)			(7,185)	(7,857)	(7,857)
Consolidated income from operations	$8,688	$9,285	$12,161			$30,086	$22,146	$28,090

Number of operating days	63	63	63			188	189	189

(1)          On November 26, 2003, the Company acquired the operations of Regentek.  The results of Regentek’s operations are included in the consolidated results of operations for the entire three and nine months ended September 25, 2004; however, for comparative purposes the Company has included pro forma financial information for the three and nine months ended September 27, 2003 as if Regentek was acquired as of January 1, 2003.  The Company uses the pro forma information presented to evaluate and manage the Company’s operations.  The Company is providing this information to allow for additional financial analysis of the Company’s results of operations.  For the three and nine months ended September 25, 2004, Regentek income from operations has been reduced by amortization of acquired intangible assets amounting to $1.2 million and $3.6 million, respectively, and restructuring charges related to the integration of the segment of $2.0 million.

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